CERTIFICATE OF AMENDMENT
TO
 CERTIFICATE OF INCORPORATION
OF
ZOO ENTERTAINMENT, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Zoo Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.  The name of the corporation is Zoo Entertainment, Inc. (the “Corporation”).  The name under which the Corporation was originally incorporated is Driftwood Ventures, Inc., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 13, 2007 (the “Certificate”).  The Certificate was subsequently amended on December 3, 2008 by the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, to change the name of the Corporation to Zoo Entertainment, Inc. The Certificate was subsequently amended on November 20, 2009 by the filing of a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock and a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock.  The Certificate was subsequently amended on March 10, 2010 by the filing of a Certificate of Amendment (as amended, the Certificate of Incorporation”).

2.  The Certificate of Incorporation of the Corporation is hereby amended by striking paragraph A of Article FOURTH thereof, and replacing it with the following:

“A.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Billion Five Hundred Five Million (3,505,000,000), consisting of:

(i)  Three Billion Five Hundred Million (3,500,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and

(ii)  Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Upon the effectiveness of this Certificate of Amendment, every Six Hundred (600) issued and outstanding shares of Common Stock of the Corporation shall be changed and reclassified into one (1) share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), any such fractional interests in shares of Common Stock shall be rounded up to the nearest whole number.

The number of authorized shares of any such class or classes or series may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of the capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock or the Preferred Stock (or any series thereof) voting as a separate class, unless a vote of any such holders is specifically required herein pursuant to the terms of any Preferred Stock.”

3.  Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4.  This Certificate of Amendment to Certificate of Incorporation, as filed under Sections 242 of the General Corporation Law of the State of Delaware, has been duly authorized in accordance thereof.

5.  This Certificate of Amendment to Certificate of Incorporation shall be effective on May 10, 2010 at 12:01 a.m. EST.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation be signed by its duly authorized officer this 6th day of May, 2010.

ZOO ENTERTAINMENT, INC.

By:	/s/ Mark Seremet
Mark Seremet
President and Chief Executive Officer